Quality Systems, Inc. 2017 Director Compensation Program

	Tier 0 Employee Director	Tier 1 Non-Employee Director (Base)	Tier 2 Nominating & Governance Committee Chairperson (Additional)	Tier 3 Compensation Committee Chairperson (Additional)	Tier 4 Audit Committee Chairperson (Additional)	Tier 5 Board Vice Chairperson (Additional)	Tier 6 Board Chairperson and Chairperson Emeritus (Additional)
Annual Cash Retainer Compensation	$0	$90,000	$12,000	$15,000	$20,000	$35,000	$40,000
Value of Restricted Stock	$0	$145,000	--	--	--	$40,000	$40,000
FY 2017 Director Compensation Program Terms:

1.	Meeting attendance is expected to be at or near a 100% level.

2.
In addition to annual cash retainer compensation, each non-employee director is to be paid a $2,000 cash fee each Nominating & Governance Committee, Compensation Committee and Audit Committee meeting attended.

3.
Pay Tiers: Tier 0 is for directors who are full-time employees of the Company. Tier 1 is the base compensation for non-employee directors. Tier 2 is additional compensation for the Nominating and Governance Committee Chairperson. Tier 3 is additional compensation for the Compensation Committee Chairperson. Tier 4 is additional compensation for the Audit Committee Chairperson. Tier 5 is additional compensation for the Board Vice Chairperson. Tier 6 is additional compensation for the Board Chairperson and Chairman Emeritus.

4.
In addition to the Company’s standing committees (i.e., Nominating and Governance, Compensation, and Audit) that meet on a regularly scheduled basis, the Company has a Special Transaction Committee that meets only as needed. Special Transaction Committee members receive no additional annual cash retainer compensation. The Special Transaction Committee chairperson receives a $5,000 cash fee per meeting attended, and other members receive a $3,000 cash fee per meeting attended.

5.
Each director is to be awarded restricted shares of the Company’s common stock (“Restricted Stock”) upon the date of the director’s election or re-election to the Board and equivalent to the value amounts set forth in the table above. The shares of Restricted Stock will be valued at the price of the Company’s common stock at the close of trading on the date of the director’s election or re-election to the Board. The Restricted Stock will be issued according to the standard form of the Company’s approved Amended and Restated Stock Agreement and pursuant to the Company’s then-current Equity Incentive Plan and will carry a restriction requiring that the Restricted Stock vest on the date that is the earlier of (a) one year from the date of grant, or (b) the date of the Company’s next annual meeting of shareholders following the director’s election or re-election to the Board. Vesting of the Restricted Stock will be accelerated in the event of the director’s death or disability, or upon a change of control of the Company. The Restricted Stock will be granted on a pro-rata basis for directors appointed to serve less than a full year.

6.
Each director must own a minimum number of shares of the Company’s common stock (to include common stock purchased on the open market, unvested Restricted Stock, and deferred shares) valued in an amount equal to at least four times the value of the director’s annual cash retainer compensation. Current directors must satisfy this ownership requirement within five years of adoption of the Company’s fiscal year 2017 Director Compensation Plan. New directors must satisfy this ownership requirement within five years of their election to the Board.

7.	Base compensation shall be paid quarterly.